Rule 424(b)(3):
                                                      Registration Statement No.
                                                                    333-1044 and
                                                                     33-55792-NY


                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 1999

                           GREG MANNING AUCTIONS, INC.


         This Prospectus Supplement supplements the Prospectus (the "Prospectus") dated September 6, 1996 of Greg Manning Auctions, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined have their respective meanings as set forth in the Prospectus.

     In November 1998, Collectibles Realty Management, Inc. sold all 1,300,000 million shares of Common Stock of the Company owned by it to Greg Manning, its sole shareholder, in a private transaction. Accordingly, the Selling Shareholder of such Common Stock is Greg Manning.

     In addition, the Public Warrants, the Unit Purchase Warrants and the Underwriters' Warrants have expired. Accordingly, the Common Stock underlying such warrants is no longer offered for sale pursuant to the Prospectus.

     The Common Stock of the Company is quoted on the NASDAQ National Market System. On November 23, 1999 the last reported sale price of the Common Stock as quoted on the NASDAQ was $15.0625 per share.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus Supplement is November 29, 1999